EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of the 5th day of January, 2011 by and between BIOPOWER, a Nevada corporation (hereinafter called the “Company "), and Robert D. Kohn (hereinafter called the "Executive").

RECITALS

WHEREAS, the Company is in the business of establishing and growing multi-location biomass operations throughout the world for the purpose of producing biomass feedstock for the production of biomass energy products including electricity and biofuels; and

WHEREAS, the Company acknowledges that the Executive is a Co-founder, Director and has been serving as the Company’s Chairman and Chief Executive Officer since September 13, 2010; and

WHEREAS, the Company desires to maintain the employ of the Executive as the Chairman and Chief Executive Officer of the Company, and the Executive is willing to continue such employment; and

WHEREAS, as a condition precedent to and as an incentive to the Company to maintain the employ of the Executive as the Chairman of the Company, the Company and the Executive desire to record the arrangements for such employment, in the manner provided for herein and upon the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties agree as follows:

1.          Employment.

1.1            Employment and Term.  The Company hereby agrees to employ the Executive and the Executive hereby agrees to serve the Company, on the terms and conditions set forth herein, for the period commencing on the date hereof and expiring on December 31, 2015 (the “Initial Term”) unless sooner terminated as hereinafter set forth.  This Agreement shall be extended for an additional five (5) year term (the “Renewal Term”) and collectively with the Initial Term, the (“Term”) upon prior written mutual agreement between the Company and the Executive of at least ninety (90) days prior to the expiration of the Initial Term.

1.2            Duties of Executive.  The Executive shall serve as the Chairman and Chief Executive Officer of the Company and shall have powers and authority superior to any other officer or employee of the Company or of any subsidiary of the Company, including, without limitation, the duties and responsibilities customarily associated with a chief executive / president (e.g., control of day-to-day operations, signing checks, hiring and firing, etc.).  The Executive shall be required to report solely to, and shall be subject solely to the supervision and direction of the Board of Directors and no other person or group shall be given authority to supervise or direct Executive in the performance of his duties.  The Executive shall devote substantially all his working time and attention to the business and affairs of the Company (excluding any vacation and sick leave to which the Executive is entitled), render such services to the best of his ability, and use his reasonable best efforts to promote the interests of the Company.  It shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions, and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement.

1.3            Place of Performance.  In connection with his employment by the Company, the Executive shall be based at the Company's principal executive offices except for travel reasonably necessary in connection with the Company's business.

2.           Compensation.

2.1(a)        Base Salary.  Commencing on the effective date of this Agreement, the Executive shall receive an annual base salary (the “Base Salary”) of US$200,000. The Base Salary shall be payable in installments consistent with the Company's normal payroll schedule, subject to applicable withholding and other taxes, and shall not be decreased for any reason. This salary shall accrue until the Company has raised $2,500,000.  The Executive’s salary shall be reviewed each year and the Executive will be compensated based on the performance of the Company.

2.1(b) Any amount of Base Salary not paid pursuant to Section 2.1(a) shall accrue until paid in full.

2.2             Incentive Compensation.  The Executive shall be entitled to receive such bonus payments or incentive compensation as may be determined at any time or from time to time by the Board of Directors of the Company (or any authorized committee thereof) in its discretion.  Such potential bonus payments and/or incentive compensation shall be considered at least annually by the Board or committee.

2.3             Stock Options.

(a) The Executive shall be entitled to participate in all stock option plans of the Company (the “Plans”) in effect during the Term of employment pursuant to this Agreement.

(b) All Options issued to the Executive in accordance with this Agreement shall become immediately exercisable as to 100% of the shares of Common Stock not otherwise vested upon any termination of Executive’s employment pursuant to Sections 4.4 or 4.5 hereof, it being agreed that the Company shall vest the unvested portion of the Executive’s Option shares and cooperate in good faith to afford the Executive the right to accelerate the exercise of the Options in full immediately prior to any Change in Control (as hereinafter defined).  In the event that Executive terminates or is terminated pursuant to Sections 4.4 or 4.5 hereof, Executive shall have the remaining term of the Options, in order to exercise his Options.

(c) Upon proper exercise of an Option, the Executive shall be deemed for all purposes the owner of the shares of Common Stock that are purchasable upon such exercise.

(d) The provisions of the Plan shall not be adversely modified as to the Executive without the Executive’s prior written consent.

(e) All Option shares shall be fully adjusted for events such as splits.

3.          Expense Reimbursement and Other Benefits.

3.1            Expense Reimbursement.  During the Term of Executive's employment hereunder, the Company, upon the submission of reasonable supporting documentation by the Executive, shall reimburse the Executive for all reasonable expenses actually paid or incurred by the Executive in the course of and pursuant to the business of the Company, including expenses for travel, lodging and entertainment in accordance with Company’s policies.

3.2            Incentive, Savings and Retirement Plans.  During the Term of Executive’s Employment hereunder, the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable to other key executives of the Company and its subsidiaries, in each case comparable to those currently in effect or as subsequently amended.  Such plans, practices, policies and programs, in the aggregate, shall provide the Executive with compensation, benefits and reward opportunities at least as favorable as the most favorable of such compensation, benefits and reward opportunities provided at any time hereafter with respect to other key executives.

3.3             Welfare Benefit Plans.  During the Term of Executive’s Employment hereunder, the Executive and/or the Executive’s spouse, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its subsidiaries (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs), at least as favorable as the most favorable of such plans, practices, policies and programs in effect at any time hereafter with respect to other key executives.  Until such plans are in place Executive is entitled to reimbursement for his medical insurance.

3.4             Vacation.  During the Term of Executive’s Employment hereunder, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and its subsidiaries as in effect at any time hereafter with respect to other key executives of the Company and its subsidiaries; provided, however, that in no event shall Executive be entitled to fewer than three weeks paid vacation per year, as well as pay for holidays observed by the Company.

4.           Termination.

4.1            Termination for Cause.  Notwithstanding anything contained to the contrary in this Agreement, this Agreement may be terminated by the Company for Cause.  As used in this Agreement, “Cause” shall only mean:
(a) an act or acts of personal dishonesty taken by the Executive and intended to result in substantial personal enrichment of the Executive or substantial damages to the Company;

(b) subject to the following sentences, a violation by the Executive of the Executive's material obligations under this Agreement which are demonstrably willful, persistent and deliberate on the Executive’s part and which are not remedied in a reasonable period of time after receipt of written notice from the Company’s Board of Directors; or

(c) the conviction of the Executive for any criminal act which is a felony.

(d) any and all acts that would be deemed as self-dealing that would be reasonably considered as beneficial to the Company.

Upon any reasonable and good faith determination by the Company's Board of Directors that Cause exists under clause (a) of the preceding sentence and clause (b) of the preceding sentence (to the extent the violation under said clause (b) has not been cured by the Executive), the Company shall cause a special meeting of the Board to be called and held at a time mutually convenient to the Board and Executive, but in no event later than ten (10) business days after Executive's receipt of the notice contemplated by clauses (a) and (b).  Executive shall have the right to appear before such special meeting of the Board with his legal counsel at Executive’s expense to refute any determination of Cause specified in such notice, and any termination of Executive's employment by reason of such Cause determination shall not be effective until Executive is afforded such opportunity to appear.  Any termination for Cause pursuant to clause (a) or (b) of the first sentence of this Section 4.1 shall be made in writing to Executive, which notice shall set forth in detail all acts or omissions upon which the Company is relying for such termination.  Upon any termination pursuant to this Section 4.1, the Executive shall be entitled to be paid all of his Base Salary through the date of the termination.

4.2             Disability.  Notwithstanding anything contained in this Agreement to the contrary, the Company, by written notice to the Executive, shall at all times have the right to terminate this Agreement, and the Executive's employment hereunder, if the Executive shall, as the result of mental or physical incapacity, illness or disability, fail to perform his duties and responsibilities provided for herein for a period of more than sixty (60) consecutive days in any 12-month period.  Upon any termination pursuant to this Section 4.2, the Executive shall be entitled to be paid his Base Salary for the remaining term of the Agreement.  In the event that the Agreement has less than six months remaining at such time, Executive shall be entitled to a payment equal to six months of his Base Salary.  In addition, Executive shall be entitled to reimbursement for all business expenses incurred prior to his disability.

4.3             Death.  In the event of the death of the Executive during the Term of his employment hereunder, the Company shall pay to the estate of the deceased Executive an amount equal to the Base Salary for the remaining term of this Agreement in cash or stock.  In the event that the Agreement has less than six months remaining at such time, Executive shall then be entitled to a payment equal to six months of his Base Salary.  In addition, Executive shall be entitled to reimbursement for all business expenses incurred prior to his death.  The Company has the right to get life insurance on the Executive.

4.4             Optional Termination. Notwithstanding anything contained in this Agreement to the contrary, the Executive, by giving thirty (30) days prior written notice to the Company, shall two years after the date of this Agreement, have the right to terminate this Agreement at his sole discretion.  Upon any termination pursuant to this Section 4.4, the Executive shall be entitled to be paid his Base Salary and the benefit referred to hereinbefore for a period of 12 months from the date of termination and the Company shall have no further liability hereunder thereafter (other than for reimbursement for reasonable business expenses incurred prior to the date of termination and as to the vesting of Options pursuant to Section 2.3(d)), unless the Executive and the Company agree to a different arrangement.

4.5             Termination Without Cause.  At any time the Company shall have the right to terminate Executive's employment hereunder by written notice to Executive; provided, however, that the Company shall:

(a) pay to Executive any all unpaid Base Salary and allow the Executive to enjoy all the benefits given hereunder for the period remaining period of this Employment Agreement, including the Compensation package referred to in clause 2 hereof, and will further allow to receive all pro-rata bonus, incentive and option shares that would be payable had Executive completed the full term of employment;

(b) pay to the Executive in a lump sum, in cash or stock within 30 days after the date of employment termination, an amount equal to the greater of (i) 100% of his annual Base Salary then in effect, or (ii) the balance of the Executive’s Base Salary from the effective date of termination through the expiration of the Initial Term or Renewal Term then in effect as per clause 1 hereof;

(c) continue to pay the Executive’s health and disability insurance, and all other benefits referred to in clause 3 hereof for the longer of a period of twelve (12) months or the remaining term of this Agreement, whichever is longer; and

(i) For purposes of this Agreement, a “Change in Control” shall mean:

1) The acquisition (other than by or from the Company), at any time after the date hereof, by any person, entity or “group,” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the " Exchange Act "), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either the then outstanding shares of common stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors;
2) All or any of the two (2) individuals who, as of the date hereof, constitute the Board (as of the date hereof the " Incumbent Board ") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or  threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board;
3) Approval by the shareholders of the Company of (A) a reorganization, merger or consolidation with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 51% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities, (B) a liquidation or dissolution of the Company, or (C) the sale of all or substantially all of the assets of the Company, unless the approved reorganization, merger, consolidation, liquidation, dissolution or sale is subsequently abandoned; and

4) The approval by the Board of the sale, distribution and/or other transfer or action (and/or series of sales, distributions and/or other transfers or actions from time to time or over a period of time), that results in the Company's ownership of less than 50% of the Company's current assets.

5.          Restrictive Covenants.

5.1     Nondisclosure.  During his employment and for twelve (12) months thereafter, Executive shall not divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any Confidential Information (as hereinafter defined) pertaining to the business of the Company, unless required to do so by a governmental agency or court of law.  Any Confidential Information or data now or hereafter acquired by the Executive with respect to the business of the Company shall be deemed a valuable, special and unique asset of the Company that is received by the Executive in confidence and as a fiduciary, and Executive shall remain a fiduciary to the Company with respect to all of such information.  For purposes of this Agreement, "Confidential Information" means all material information about the Company's business disclosed to the Executive or known by the Executive as a consequence of or through his employment by the Company (including information conceived, originated, discovered or developed by the Executive) after the date hereof, and not generally known.

5.2     Non-solicitation of Employees.  While employed by the Company and for a period of twelve (12) months thereafter, Executive shall not directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity, attempt to employ or enter into any contractual arrangement with any employee or former employee of the Company.

5.3     Covenant Not to Compete.  Executive will not, at any time, during the Term of this Agreement, and for a period of twelve (12) months thereafter, either directly or indirectly, engage in, with or for any enterprise, institution, whether or not for profit, business, or company, competitive with the business (as identified herein) of the Company as such business may be conducted on the date thereof, as a creditor, guarantor, or financial backer, stockholder, director, officer, consultant, advisor, employee, member, or otherwise of or through any corporation, partnership, association, sole proprietorship or other entity; provided, that an investment by Executive, his spouse or his children is permitted if such investment is not more than four percent (4%) of the total debt or equity capital of any such competitive enterprise or business.  As used in this Agreement, the business of Employer shall be deemed to include any business which directly competes with the Company.

5.4     Injunction.  It is recognized and hereby acknowledged by the parties hereto that a breach by the Executive of any of the covenants contained in Sections 5.1, 5.2 or 5.3 of this Agreement will cause irreparable harm and damage to the Company, the monetary amount of which may be virtually impossible to ascertain.  As a result, the Executive recognizes and hereby acknowledges that the Company shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in this Section 5 by the Executive or any of his affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess.

6.           Re-negotiate. This contract may be re-negotiated by the Executive should the circumstances and the economic situation of the Company change beyond the Company’s forecast.

7.           Entire Agreement.  This instrument contains the entire agreement of the parties, and supersedes any prior or contemporaneous statements or understandings by or between the parties.  This Agreement may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought, and any such modification on behalf of the Company must be approved by the Board.

8.           Governing Law/Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, excluding choice of law provisions.

The parties hereby irrevocably and unconditionally agree to submit any legal action or proceeding relating to this Agreement to the non-exclusive general jurisdiction of the courts of the State of Florida located in Broward County and the courts of the United States located in Florida and, in any such action or proceeding, consent to jurisdiction in such courts and waive any objection to the venue in any such court. Executive agrees that service of process upon Executive in any such action or proceeding may be made by United States mail, certified or registered, return receipt requested, postage prepaid.  Unless otherwise agreed, the prevailing party in any litigation relating to the interpretation or enforcement of this Agreement shall be entitled to reasonable costs and attorneys' fees.

9.          Notices:  Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand, (b) when deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, or via overnight courier, (c) one day after electronically mailed either in the text of an email message or attached in a commonly readable format, and the sender has received no generated notice that the email message has not been successfully delivered, or (d) upon receipt of proof of sending thereof when sent by facsimile, addressed as follows:

If to the Company:	Attention: Board of Directors BioPower Operations Corporation 5379 Lyons Rd. Suite 301 Coconut Creek, Florida 33073 Email: rkohn@biopowercorp.com

with a copy to:	Gersten Savage LLP 600 Lexington Avenue New York, New York 10022 Attention: Peter J. Gennuso, Esq. Fax: 212-980-5192 Email: pgennuso@gskny.com

If to the Executive:	Attention: Robert D. Kohn 5379 Lyons Rd. Suite 301 Coconut Creek, Florida 33073 rkohn@biopowercorp.com or to such other addresses as either party hereto may from time to time give notice of to the other in the aforesaid manner.

10.           Successors.

(a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)           The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law or otherwise.

11.         Severability.  The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted.  If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

12.         Waivers.  The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

13.         Damages.  Nothing contained herein shall be construed to prevent the Company or the Executive from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement.

14.         No Third Party Beneficiary.  Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person (other than the parties hereto and, in the case of Executive, his heirs, personal representative(s) and/or legal representative) any rights or remedies under or by reason of this Agreement.

15.         Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

16.         Executive’s Recognition of Agreement.  Executive acknowledges that Executive has read and understood this Agreement, and agrees that its terms are necessary for the reasonable and proper protection of the Company’s business.  Executive acknowledges that Executive has been advised by the Company that Executive is entitled to have this Agreement reviewed by an attorney of Executive’s selection, at Executive’s expense, prior to signing, and that Executive has either done so or elected to forgo that right.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

COMPANY:

By:/s/ Bonnie Nelson Bonnie Nelson, Director

EXECUTIVE:

By:/s/ Robert D. Kohn Robert D. Kohn